Exhibit (N)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Independent Registered Public Accountants” and to the use of our report dated November 14, 2007, which is incorporated by reference, in this Registration Statement (Form N-2 No. 333-67926 and No. 811-10473) of Advantage Advisers Multi-Sector Fund I.

New York, New York
January 24, 2008